Exhibit 99.1

SCIELE PHARMA, INC. REPORTS REVENUES

AND EARNINGS FOR THE SECOND QUARTER 2007

Raises Guidance For Full-Year 2007

Second Quarter 2007 Financial Results Include:

•                  Revenues were $95.7 million, an increase of 32% over second quarter of 2006

•                  Diluted earnings per share, before a non-cash expense of $0.10 per share related to the Company’s redemption of its 1.75% Contingent Convertible Senior Subordinated Notes (see note (a) to the financials accompanying this release), a non-GAAP measure, were $0.39, an increase of 44% over second quarter of 2006

•                  EBITDAS (see note (b) to the financials accompanying this release), a non-GAAP measure, were $28.4 million, an increase of 20% over the second quarter of 2006

•                  Cash flow per share (see note (c) to the financials accompanying this release), a non-GAAP measure, was $0.54, an increase of 29% compared with the second quarter of 2006.

The Company Increases its Revenue and EPS Guidance for Full-year 2007:

•                  Full-year 2007 revenue is expected to be in the range of $375 million to $385 million

•                  Full-year 2007 diluted EPS, are expected to be in the range of $1.53-$1.58, after a $0.10 per share non-cash expense related to the Company’s redemption of its 1.75% Contingent Convertible Senior Subordinated Notes.

Atlanta, GA (July 25, 2007) – Sciele Pharma, Inc. (NASDAQ:SCRX), a specialty pharmaceutical company, today announced increased revenues and earnings for the second quarter and six months ended June 30, 2007.  Net revenues for the second quarter of 2007 increased 32% to $95.7 million from $72.4 million in the second quarter of 2006. Diluted earnings per share (EPS) were $0.29, after a $0.10 per share non-cash expense related to the Company’s redemption of its 1.75% Contingent Convertible Senior Subordinated Notes (1.75% Convertible Notes). Diluted EPS for the second quarter of 2007, before a $0.10 per share non-cash expense related to the Company’s redemption of its 1.75% Convertible Notes (a non-GAAP measure), increased 44% to $0.39 compared with $0.27 in the second quarter of 2006.

Earnings before interest, taxes, depreciation, amortization and stock compensation expense, EBITDAS, (a non-GAAP measure) were $28.4 million in the second quarter of 2007 compared with $23.7 million in the second quarter of 2006. Cash flow per share, also a non-GAAP measure, was $0.54 per share compared with $0.42 in the second quarter of 2006.

Gross margins as a percentage of sales were 86.6% in the second quarter of 2007 compared with 85.4% in the second quarter of 2006. This increase in gross margins resulted from higher revenues and a change in the product sales mix. Selling, general and administrative (SG&A) expenses were $48.5 million in the second quarter of 2007, compared with $36.5 million in the second quarter of 2006.  The increase in SG&A is primarily due to costs associated with the launch of Prenate DHA, the cost of integrating the sales force of Alliant Pharmaceuticals Corporation, which was acquired by Sciele Pharma in June 2007, higher royalties and commissions and new marketing programs associated with cardiovascular products.  Research and Development expenses were $8.1 million for the second quarter of 2007 compared with $4.0 million for the second quarter of 2006.  This increase was primarily related to the clinical trials and regulatory filing of the Company’s new Sular formulation, and Phase III clinical trials of Glycopyrrolate and the Pravastatin/Fenofibrate combination.

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Patrick Fourteau, President and Chief Executive Officer of Sciele Pharma, stated, “In the second quarter of 2007, our increases in sales and earnings were driven by the solid performance of both our Cardiovascular/Diabetes and Women’s Health products.  During recent months, we continued to diversify our product portfolio and expand our late-stage product pipeline by completing five transactions.  We completed the acquisition of Alliant Pharmaceuticals, a specialty pediatric pharmaceutical company; licensed the rights to the lowest dose fenofibrate from LifeCycle Pharma; acquired from Plethora Solutions the rights to PSD502, an innovative treatment for premature ejaculation; and entered into agreements with Addrenex to market Clonicel for hypertension and ADHD and with Summers Labs to acquire the rights to a novel treatment for head lice.”

For the six months ended June 30, 2007, net revenues increased 28% to $177.9 million from $138.9 million for the six months ended June 30, 2006. Diluted EPS were $0.65 per share, after a $0.10 non-cash expense related to the Company’s redemption of its 1.75% Convertible Notes.  Diluted EPS were $0.75 for the first half of 2007, before a $0.10 per share non-cash expense related to the Company’s redemption of its 1.75% Convertible Notes (a non-GAAP measure), an increase of 53% compared with $0.49 in the same period of 2006.

Gross margins as a percentage of sales were 86.6% in the first half of 2007 compared with 85.7% in the first half of 2006. SG&A expenses were $88.2 million in the first six months of 2007, compared with $71.0 million for the same period of 2006.  Research and development expenses were $14.0 million in the first half of 2007 compared with $6.8 million in the first half of 2006.

Cardiovascular/Diabetes Products

Net revenues of the Company’s Cardiovascular/Diabetes products, which include Sular, Triglide, Fortamet, Nitrolingual Pumpspray, and Altoprev, increased 21% to $70.3 million in the second quarter of 2007, compared with $58.2 million in the second quarter of 2006.  The increase was primarily due to the continued growth of Sular, Nitrolingual Pumpspray, and Triglide, as well as price increases implemented in the first quarter of 2007.  Cardiovascular/Diabetes products represented 73% of the Company’s total sales in the second quarter of 2007.

Total prescriptions of Sular increased approximately 10% in the second quarter of 2007 compared with the second quarter of 2006, according to IMS Prescription Audit Plus™ data.

Nitrolingual Pumpspray has shown consistent growth since the product detailing was transferred to the Primary Care sales force from the Women’s Health sales force in early 2007. Nitrolingual Pumpspray market share of new prescriptions increased to 6.6% in the second quarter of 2007 from 6.1% in the second quarter of 2006, according to IMS Prescription Audit Plus™ data.

Triglide new prescriptions increased 48% and total prescriptions increased 59% in the second quarter of 2007 compared with the second quarter of 2006, according to IMS Prescription Audit Plus™ data. Triglide had a 2.4% market share of new prescriptions and a 1.9% share of total prescriptions in the second quarter of 2007.

Women’s Health Products

Net revenues of the Company’s Women’s Health products, which include Prenate DHA, Prenate Elite, OptiNate, Zovirax, Ponstel and Ostiva increased 74% to $19.8 million in the second quarter of 2007 compared with $11.4 million in the second quarter of 2006.  Women’s Health products represented 21% of the Company’s total sales in the second quarter of 2007.

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The Company expanded its Women’s Health sales force in 2006 and the first quarter of 2007, which has resulted in an increase in Prenate Elite’s market share.  New prescriptions increased to 13.2% in the second quarter of 2007 from 12.1% in the second quarter of 2006, and total prescriptions increased to 13.4% in the second quarter of 2007 from 12.7% in the second quarter of 2006, according to IMS Health’s National Audit Plus data.

In June 2007, the Company launched Prenate DHA, the first and only prescription prenatal vitamin with 300 milligrams of DHA, (from a total 365 mg of Omega-3 fatty acids), which is the highest amount available in a prescription prenatal vitamin. Prenate DHA contains a unique one milligram folate combination with 600 micrograms of Metafolin and 400 micrograms of folic acid, nine important vitamins and minerals, and calcium docusate, a gentle stool softener. After three weeks of promotion, Prenate DHA had a 4.5% market share of the new prescriptions prenatal DHA market.

Product Development

The Company has eight products in development.  Three products have been filed with the U.S. Food & Drug Administration (FDA), three products are currently in Phase III clinical trials, and two products are expected to begin Phase III trials in the second half of 2007.

On June 30, 2007, the Company filed a supplemental new drug application (sNDA) with the FDA for its new Sular formulation, which utilizes SkyePharma’s patented Geomatrix drug delivery technology.

In May 2007, the Company licensed from LifeCycle Pharma, fenofibrate products in 120 milligram and 40 milligram dosage strengths, which, upon FDA approval, will be the lowest doses of fenofibrate available for patients.  This product is under review at the FDA.  Fenofibrates are prescribed for hyperlipidemia and triglyceridemia.

In July 2007, the Company acquired the rights to a novel treatment for head lice from Summers Labs, which filed a new drug application (NDA) in June 2007. Upon FDA approval, this product will be the first prescription medication that kills head lice by asphyxiation instead of utilizing a neurotoxic pesticide.

During the second quarter of 2007, the Company began enrolling patients in a pivotal Phase III trial using the combination of pravastatin and fenofibrate to treat mixed dyslipidemia. Mixed dyslipidemia is the presence of elevated levels of “bad” cholesterol, low-density lipoproteins (LDL) and triglycerides and low levels of “good” cholesterol, high-density lipoproteins (HDL) in the blood.

The Company’s Glycopyrrolate product is currently in Phase III clinical trials to treat chronic moderate-to-severe drooling in pediatric patients. This condition often results from cerebral palsy and other neurological disorders. The Company has received orphan drug designation for Glycopyrrolate.

In July 2007, the Company licensed Clonicel for the treatment of hypertension and attention deficit/hyperactivity disorder (ADHD).  Clonicel is currently in pivotal trials for hypertension, and a 505(b)(2) NDA filing with the FDA is expected in the second half of 2007.  The Phase III trials using Clonicel for ADHD are expected to begin in the second half of 2007. Clonicel is a 12-hour, sustained release formulation of clonidine hydrochloride.

In May 2007, the Company licensed from Plethora Solutions PSD502, an innovative treatment for premature ejaculation (PE), which is expected to enter Phase III clinical trials in the second half of 2007. PSD502 is a unique, proprietary, rapidly absorbed formulation of two well-established local anesthetics, lidocaine and prilocaine, dispensed in a metered dose spray.

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Additionally, the Company is in discussions with the FDA to determine the pivotal Phase III clinical trial design of Rondec for coughs and colds in pediatric patients.

Financial Strength

As of June 30, 2007, the Company had approximately $219 million in cash, cash equivalents and marketable securities.  During the second quarter of 2007, the Company repurchased approximately $14 million, or 567,870 shares, of its common stock through its share repurchase program.

Outlook

Sciele Pharma is increasing its full-year 2007 revenue guidance to a range of $375 million to $385 million, representing an approximate 28% to 31% increase over the full-year 2006. The Company is also increasing its full-year 2007 diluted earnings per share to a range of $1.53 to $1.58 per share, after a non-cash expense of $0.10 per share related to the Company’s redemption of its 1.75% Convertible Notes.  This guidance assumes an R&D expenditure rate of 7% of revenues for the full year.

Conference Call

Sciele Pharma will host a conference call on Wednesday, July 25, 2007, beginning at 4:30 p.m. EDT to discuss the financial results.  Analysts, investors and other interested parties are invited to participate by visiting the Company’s website, www.sciele.com, and entering the Investor Relations page.  You may also dial in to the conference call.  The dial-in numbers are (800) 316-8317 for domestic callers and (719) 457-2697 for international callers.  All callers should use passcode 9448818 to gain access to the conference call.  Please plan to dial-in or log on at least ten minutes prior to the designated start time so management can begin promptly.

About Sciele Pharma, Inc.

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Diabetes, Women’s Health and Pediatrics. The Company’s Cardiovascular/Diabetes products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit/hyperactivity disorder (ADHD). Founded in 1992 and headquartered in Atlanta, Georgia, Sciele Pharma employs more than 900 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity, and Teamwork.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

We may not attain expected revenues and earnings. If we are unsuccessful in obtaining or renewing third party payor contracts for our products, we may experience reductions in sales levels and may fail to reach anticipated sales levels. If demand for our products exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our future ability to sell these products could be adversely impacted. The potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products belong and unfavorable clinical studies about such class of drugs.

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We may encounter problems in the manufacture or supply of our products, for which we depend entirely on third parties. Strong competition exists in the sale of our promoted products, which could adversely affect expected growth of our promoted products’ sales or increase our costs to sell our promoted products. We may not be able to protect our competitive position for our promoted products from patent infringers. If generic competitors that compete with any of our products are introduced, our revenues may be adversely affected.

Certain of our products have experienced manufacturing issues. If the issues recur and cannot be resolved, our ability to acquire product for sale and sampling will be adversely affected. We may incur unexpected costs in integrating new products into our operations.

We may be unable to develop or market line extensions for our products including Prenate, Sular, Triglide, Nitrolingual, Altoprev and Fortamet, or, even if developed, obtain patent protection for our line extensions; further, introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory. If these risks occur, our financial results could be adversely affected.

If we have difficulties acquiring new products or rights to market new products from third parties, our financial results could be adversely impacted. Our licensor/supplier can terminate our rights to commercialize Nitrolingual and the 60 dose size of this product has not yet met our expectation.

We may not experience the beneficial results of the Alliant acquisition that we expect to receive, and the Alliant products may not meet our sales expectations.

We depend on a small senior management group, the departure of any member of which would likely adversely affect our business if a suitable replacement member could not be retained.

An adverse interpretation or ruling by one of the taxing jurisdictions in which we operate could adversely impact our operating results. An adverse judgment in the securities class action litigation in which we and certain current and former directors and executive officers are defendants could have a material adverse effect on our financial results and liquidity. Our business is subject to increasing government price controls and other healthcare cost containment measures. Side effects or marketing or manufacturing problems with our products could result in product liability claims which could be costly to defend and could result in the withdrawal or recall of products from the market which would adversely affect our business. We may be found noncompliant with applicable federal, state or international laws, rules or regulations which could result in fines and/or product recalls or otherwise cause us to expend significant resources to correct such non-compliance.

A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales, substantially and adversely impacting our financial results. If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them.

We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels).

Our business and products are highly regulated; the regulatory status of some of our products makes these products subject to increased competition and other risks; and we run the risk that we, or third parties on whom we rely, could violate the governing regulations.

Some unforeseen difficulties may occur.

The above are some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included above. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

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SCIELE PHARMA, INC.

Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net revenues	$95,662	$72,399	$177,919	$138,852

Operating costs and expenses:
Cost of revenues	12,825	10,546	23,878	19,898
Selling, general and administrative	48,522	36,531	88,217	71,046
Depreciation and amortization	6,352	6,521	13,023	13,035
Research and development	8,063	3,961	14,044	6,821
Total operating costs and expenses	75,762	57,559	139,162	110,800

Operating income	19,900	14,840	38,757	28,052

Other income (expense), net	(3,782)	303	(2,955)	450

Income before provision for income taxes	16,118	15,143	35,802	28,502
Provision for income taxes	5,480	4,971	12,166	9,203

Net income	$10,638	$10,172	$23,636	$19,299

Net income per common share:
Basic	$0.30	$0.29	$0.67	$0.55
Diluted	$0.29	$0.27	$0.65	$0.49

Weighted average common shares outstanding:
Basic	35,411	35,346	35,292	35,201
Diluted	36,761	38,550	36,557	40,602

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SCIELE PHARMA, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$218,814	$166,451
Accounts receivable, net	61,981	47,551
Inventories	23,095	26,640
Other	35,979	28,425
Total current assets	339,869	269,067

Property and equipment, net	15,894	9,142

Other assets:
Intangibles, net	416,499	305,040
Deferred tax asset	93	93
Other	24,146	6,663
Total other assets	440,738	311,796

Total assets	$796,501	$590,005

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,638	$18,874
Accrued expenses	24,230	18,965
Total current liabilities	55,868	37,839

Long-term liabilities:
Convertible debt	325,000	150,000
Deferred tax liability	2,942	12,368
Other	1,867	1,975
Total liabilities	385,677	202,182

Stockholders’ equity:
Common stock	37	36
Additional paid-in capital	281,891	282,718
Retained earnings	151,195	127,768
Accumulated other comprehensive loss	(4,792)	(4,147)
Treasury stock	(17,507)	(18,552)
Total stockholders’ equity	410,824	387,823

Total liabilities and stockholders’ equity	$796,501	$590,005

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SCIELE PHARMA, INC.

Reconciliation of Diluted Earnings Per Share (a)

(Unaudited)

		For the Quarter Ended		For the Six Months Ended
		June 30,		June 30,
		2007	2006	2007	2006
Net income per share, as reported (GAAP)		$0.29	$0.27	$0.65	$0.49
Add:	Non-cash expense for related to the redemption of the Company’s 1.75% Convertible Notes	0.10	—	0.10	—
Net income per share, excluding non-cash expense		$0.39	$0.27	$0.75	$0.49

(a)          The Company believes that presenting net income per share, before the non-cash expense is a meaningful non-GAAP financial measure as it is utilized by the financial community in evaluating the Company.

Reconciliation of EBITDAS (b)

(Unaudited, in thousands)

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income, as reported (GAAP)	$10,638	$10,172	$23,636	$19,299
Less: Other income, net	(3,782)	303	(2,955)	450
Add: Provision for income taxes	5,480	4,971	12,166	9,203
Add: Stock-based compensation expense	2,126	2,382	5,181	4,415
Add: Depreciation and amortization	6,352	6,521	13,023	13,035
Earnings before interest, taxes, depreciation, amortization and stock-based compensation expense	$28,378	$23,743	$56,961	$45,502

(b)         The Company believes that earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense (EBITDAS), is a meaningful non-GAAP financial measure as an earnings-derived indicator that may approximate cash flow.  EBITDAS, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Reconciliation of Cash Flow Per Share (c)

(Unaudited)

		For the Quarter Ended		For the Six Months Ended
		June 30,		June 30,
		2007	2006	2007	2006
Net income per share, as reported (GAAP)		$0.29	$0.27	$0.65	$0.49
Add:	Stock-based compensation expense, net of taxes	0.04	0.04	0.09	0.07
Add:	Depreciation and amortization, net of taxes	0.11	0.11	0.24	0.22
Add:	Non-cash expense related to the redemption of the Company’s 1.75% Convertible Notes	0.10	—	0.10	—
Cash flow per share, net of taxes		$0.54	$0.42	$1.08	$0.78

(c)          The Company believes that cash flow per share is a meaningful non-GAAP financial measure as it is utilized by the financial community in evaluating the Company.  Cash flow per share, as defined and presented by the Company as net income per share before stock-based compensation expense, net of taxes, and depreciation and amortization, net of taxes, may not be comparable to similar measures reported by other companies.

Contact:

Joseph T. Schepers, 678-341-1401

ir@sciele.com

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